Exhibit 99.1

Press Release

3D Systems to Present at the Needham Growth Conference

VALENCIA, Calif.—Jan. 6, 2004—3D Systems Corp. (Nasdaq:  TDSC) announced today that Abe Reichental, president and chief executive officer, and Fred Jones, vice president and chief financial officer for 3D Systems, are scheduled to present at the Sixth Annual Needham Growth Conference, Friday, January 9, 2004 at 8:00 a.m. EST in the Holmes 1 Room, 4th Floor.

The Needham Growth Conference will be held January 6-9, 2004 at the New York Palace Hotel, 455 Madison Avenue, New York, NY.  For more information visit the Needham & Company web site at www.needhamco.com.

The presentation will be broadcast live on the Internet and can be accessed by visiting http://www.wallstreetwebcasting.com/webcast/needham7/tdsc/.  Interested parties will be able to access a replay of the presentation anytime within sixty days of the presentation at http://www.wallstreetwebcasting.com/webcast/needham7/tdsc/.  The 3D Systems presentation also will be made available for ninety days on the 3D Systems website:  www.3dsystems.com, in the Investor Relations section.

About 3D Systems

Founded in 1986, 3D Systems®, the solid imaging company (SM), provides solid imaging products and systems solutions that reduce the time and cost of designing products and facilitate direct and indirect manufacturing.  Its systems utilize patented proprietary technologies to create physical objects from digital input that can be used in design communication, prototyping, and as functional end-use parts.

3D Systems offers a wide range of imaging, communication rapid prototyping and on demand manufacturing systems including the MJM product line (InVision™ 3-D printer and ThermoJet® solid object printer), SLA® (stereolithography) systems, SLS® (selective laser sintering) systems, and Accura® materials (including photopolymers, metals, nylons, engineering plastics, and thermoplastics).

More information on the company is available at www.3dsystems.com, or by phoning 888/337-9786, or 661/295-5600 ext. 2882 internationally, or email moreinfo@3dsystems.com.

Contact:

3D Systems Corp.
Elizabeth Goode, 661-295-5600, ext. 2632
goodee@3dsystems.com